Exhibit 99.1
[FHLBank Atlanta logo]

News Release
October 23, 2025

CONTACT: Suzanne Vincent
Federal Home Loan Bank of Atlanta
svincent@fhlbatl.com
678.849.1401

Federal Home Loan Bank of Atlanta Announces Third Quarter 2025 Operating Highlights and Declares Dividend

ATLANTA, October 23, 2025 – Federal Home Loan Bank of Atlanta (the Bank) today released preliminary unaudited financial highlights for the quarter ended September 30, 2025. All numbers reported below for the third quarter of 2025 are approximate until the Bank announces unaudited financial results in its Form 10-Q, which is expected to be filed with the Securities and Exchange Commission (SEC) on or about November 6, 2025.

Operating Results for the Third Quarter of 2025

•Net interest income for the third quarter of 2025 was $212 million, a decrease of $9 million, compared to net interest income of $221 million for the same period in 2024. The decrease in net interest income was primarily due to a decrease in interest rates, partially offset by an increase in average advance and investment balances during the third quarter of 2025, compared to the same period in 2024.

•Net income for the third quarter of 2025 was $155 million, an increase of $5 million, compared to net income of $150 million for the same period in 2024. The increase in net income was primarily due to a $12 million decrease in voluntary housing and community investment expense, partially offset by the $9 million decrease in net interest income.

•During the third quarter of 2025, the Bank continued to meet members' liquidity needs and average advance balances were $102.8 billion, compared to average advance balances of $89.8 billion for the same period in 2024.

•The net yield on interest-earning assets for the third quarter of 2025 was 53 basis points, compared to 61 basis points for the same period in 2024. Many of the Bank's assets and liabilities are indexed to the Secured Overnight Financing Rate (SOFR). Average daily SOFR during the third quarter of 2025 was 4.33 percent compared to 5.28 percent for the same period in 2024.

•The Bank's third quarter 2025 performance resulted in an annualized return on average equity (ROE) of 6.95 percent as compared to 7.50 percent for the same period in 2024. The decrease in ROE was primarily due to an increase in the average total capital during the third quarter of 2025, compared to the same period in 2024, partially offset by the increase in net income in the third quarter of 2025.

Financial Condition Highlights

•Total assets were $153.9 billion as of September 30, 2025, an increase of $6.8 billion from December 31, 2024.

•Advances outstanding were $94.2 billion as of September 30, 2025, an increase of $8.3 billion from December 31, 2024.

•Total capital was $8.5 billion as of September 30, 2025, an increase of $556 million from December 31, 2024. Retained earnings were $2.9 billion as of September 30, 2025, an increase of $145 million from December 31, 2024.

•As of September 30, 2025, the Bank was in compliance with all applicable regulatory capital and liquidity requirements.

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Reliable Source of Liquidity

•During the first nine months of 2025, the Bank originated a total of $269.7 billion of advances, thereby providing significant liquidity to its members to support lending and other activities in their communities. The Bank is proud to continue to execute on its mission to be a reliable source of liquidity and funding for its members, while remaining adequately capitalized.

Commitment to Affordable Housing Program (AHP) and Community Development

•The Bank commits 10 percent of its income before assessments to support the affordable housing and community development needs of communities served by its members as required by law, which amounted to $77 million available for funding in 2025. As of September 30, 2025, the Bank has accrued $49 million to its statutory AHP pool of funds that will be available to the Bank’s members in 2026 for funding of eligible projects.

•The Bank has committed to voluntarily contribute, at a minimum, an additional 50 percent of its prior year statutory AHP assessment to support affordable housing and community development needs through its members. For 2025, the Bank authorized $41 million in voluntary contributions consisting of $9 million in voluntary AHP contributions and $32 million in voluntary non-AHP contributions. These amounts are anticipated to be expensed during 2025.
•Since the inception of its AHP in 1990, the Bank has awarded more than $1.2 billion in AHP funds, assisting more than 177,000 households.

Dividends

•On October 23, 2025, the board of directors of the Bank approved a quarterly cash dividend at an annualized rate of 6.60 percent.

•“FHLBank Atlanta remains committed to supporting its members through all economic conditions as a reliable source of liquidity and programs that enhance housing opportunity and community development in their markets,” said FHLBank Atlanta Chair of the Board, Thornwell Dunlap. “We are pleased to return a strong dividend to our members for the third consecutive quarter this year and deeply value the trust our members place in us.”

•The dividend payout will be calculated based on members’ capital stock held during the third quarter of 2025 and will be credited to members’ daily investment accounts at the close of business on October 28, 2025.

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Federal Home Loan Bank of Atlanta
Financial Highlights
(Preliminary and unaudited)
(Dollars in millions)

Statements of Condition	As of September 30, 2025	As of December 31, 2024
Advances	$94,167	$85,829
Investments	58,400	60,084
Mortgage loans held for portfolio, net	81	89
Total assets	153,864	147,091
Total consolidated obligations, net	141,554	135,851
Total capital stock	5,560	5,148
Retained earnings	2,930	2,785
Accumulated other comprehensive loss	(1)	—
Total capital	8,489	7,933
Capital-to-assets ratio (GAAP)	5.52%	5.39%
Capital-to-assets ratio (Regulatory)	5.52%	5.39%

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating Results and Performance Ratios	2025	2024	2025	2024
Net interest income	$212	$221	$631	$716
Standby letters of credit fees	6	5	15	13
Other income	3	1	4	4
Total noninterest expense (1)	49	60	162	154
Affordable Housing Program assessment	17	17	49	58
Net income	155	150	439	521
Return on average assets	0.38%	0.41%	0.37%	0.45%
Return on average equity	6.95%	7.50%	6.73%	8.29%
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(1) Total noninterest expense includes voluntary housing and community investment contributions of $6 million and $37 million for the third quarter and first nine months of 2025, compared to $18 million and $33 million for the same periods in 2024, respectively.

The selected financial data above should be read in conjunction with the financial statements and notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Bank's Third Quarter 2025 Form 10-Q expected to be filed with the SEC on or about November 6, 2025, and will be available on www.sec.gov.

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About Federal Home Loan Bank of Atlanta

FHLBank Atlanta offers competitively priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank is a cooperative whose members are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System (FHLBank System).

For more information, visit our website at www.fhlbatl.com

To the extent that the statements made in this announcement may be deemed as “forward-looking statements”, they are made within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by such forward-looking statements, and the reader is cautioned not to place undue reliance on them, since those may not be realized due to a variety of factors, including, without limitation: legislative and regulatory actions, changes, approvals or requirements; completion of the Bank’s financial closing procedures and final accounting adjustments for the most recently completed quarter; SOFR variations; changes to economic, liquidity and market conditions; changes in demand for advances, advance levels, consolidated obligations of the Bank and/or the FHLBank System and their market; changes in interest rates; changes in prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; volatility of market prices, rates and indices that could affect the value of financial instruments; changes in credit ratings and/or the terms of derivative transactions; changes in product offerings; political, national, climate, and world events; disruptions in information systems; membership changes; mergers and acquisitions involving members; changes to the Bank's voluntary housing program and other adverse developments or events, including extraordinary or disruptive events, affecting the market, involving other Federal Home Loan Banks, their members or the FHLBank System in general, including acts or war and terrorism. Additional factors that might cause the Bank's results to differ from forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

The forward-looking statements in this release speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of these statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law. New factors may emerge, and it is not possible for the Bank to predict the nature of each new factor, or assess its potential impact, on our business and financial condition. Given these uncertainties, the reader is cautioned not to place undue reliance on forward-looking statements.

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